Exhibit 99.1

NITRO CIRCUS: THE MOVIE 3D utilizes Ace Marketing’s Mobiquity Networks to Deliver Mobile Movie Trailer and other Cool Content

NEW YORK, August 07, 2012 -- Ace Marketing & Promotions, Inc. (OTC.BB: AMKT) announces today that their Mobiquity Network will be used to promote the release of “NITRO CIRCUS: THE MOVIE 3D” which is opening at theaters on August 8th. Mobiquity Networks will be used to deliver various mobile content including the movie trailer via Bluetooth or Wi-Fi to mall visitors across Mobiquity’s 75 mall network (visit www.mobiquitynetworks.com for a complete list of malls).

Sean Trepeta, President of Mobiquity Networks said, “We are extremely happy to be working with Dennis Rice again. It’s great to have someone with Mr. Rice’s experience recognize the value of our network and we are confident that we will deliver stellar results once again.”

Mobiquity Networks offers advertisers the opportunity to deliver rich media content to Bluetooth or Wi-Fi enabled devices within the Mobiquity cloud. The innovative technology permits delivery to virtually any mobile device and properly formats each piece of content to ensure that every user receives the best possible experience. The mobile users simply need to turn on their Bluetooth and set it to visible or discoverable. Mobiquity has the ability to reach millions of consumers per month with relevant, engaging content which is completely free for the user and measureable for the advertisers.

Mobiquity Networks units are strategically positioned near entrances, anchor stores, escalators and other high-traffic and high dwell-time areas throughout each mall to maximize advertising messaging reach and frequency. Mobiquity’s network of 75 malls gives advertisers the ability to deliver messaging to approximately 96 million mall visits per month.

Additional, NITRO CIRCUS will be utilizing Mobiquity’s parent company, Ace Marketing for their integrated marketing services for additional awareness (for more information, please visit: www.nitromobiepromo.com).

ABOUT ACE MARKETING & PROMOTIONS, INC. (OTC.BB: AMKT)

Established in 1998, Ace Marketing & Promotions, Inc. is a full-service integrated marketing company that leverages technology. Ace offers a wide array of business solutions, which include: Branding and Branded Merchandise, Website Development (CMS), Direct Relationship Marketing and Mobile Marketing Solutions. Ace's wholly owned subsidiary, Mobiquity Networks is a leader in Proximity Marketing with proprietary Bluetooth and Wi-Fi integrated technology that establishes the benchmark for how multimedia messages are being delivered. Ace's Corporate Overview is available at www.acemarketing.net on the "About Us" tab. For a demo of Mobiquity Networks you can visit: http://www.mobiquitynetworks.com.

ABOUT NITRO CIRCUS: THE MOVIE 3D

In NITRO CIRCUS THE MOVIE 3D, coming to theaters August 8, 2012, Travis Pastrana and his tight-knit, highly-skilled, adrenaline-addicted friends bring their impossible, ridiculous, insane and hysterical adventures to the big screen for the first time! Dreaming up the most dangerous stunts in the world of action sports -- whether they are trying to back flip a bike over a building 60-stories high or landing a death defying jump while playing Angry Birds -- Pastrana and his gang are always at it. High Risk, High Octane, and No Safety Nets Allowed. Using the innovation of 3D cinematography and the latest compact camera rigs, the filmmakers provide moviegoers with a groundbreaking experience in 3D cinema that puts the audience in the shotgun with the crew as they pilot motorcycles, rally cars, parachutes, mountain bikes, monster trucks and more.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

Contact Information:

Ace Marketing & Promotions, Inc.
Legend Securities, Inc.
Thomas Wagner
800-385-5790
718-233-2627
E: twagner@legendsecuritiesinc.com